CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 9, 2006, relating to the financial statements and financial highlights of Templeton International (Ex EM) Fund and Templeton Income Fund (the "Funds", portfolios of Templeton Global Investment Trust) which appears in the March 31, 2006 Annual Reports to Shareholders of the Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

San Francisco, California
July 28, 2006